Filed pursuant to Rule 424(b)(1)
Registration No. 333-114231

Prospectus

888,900 Shares

VASCULAR SOLUTIONS, INC.

Common Stock

        888,900 shares of the common stock, $.01 par value, of Vascular Solutions, Inc. are being offered by this prospectus. The shares will be sold from time to time by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

        Our common stock is traded on the Nasdaq National Market under the symbol “VASC.” On March 31, 2004, the last sale price of our common stock as reported on the Nasdaq National Market was $9.15 per share.

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Investment in the common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about certain risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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VASCULAR SOLUTIONS, INC.
6464 Sycamore Court
Minneapolis, Minnesota 55369
(763) 656-4300

The date of this prospectus is April 16, 2004.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The prospectus relates to 888,900 shares of our common stock which the selling shareholders named in this prospectus may sell from time to time. We will not receive any of the proceeds from these sales. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

        These shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. The selling shareholders should not make an offer of these shares in any state where the offer is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares.

        You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

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FORWARD-LOOKING STATEMENTS

        This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding our plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as “believes,” “anticipates,” “expects,” “intends,” “will” and “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in “Risk Factors,” below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

RISK FACTORS

        You should carefully consider the following risks before you decide to buy our common stock. You should also consider the information in this prospectus as well as the other documents incorporated by reference. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks occur, our business, financial condition or results of operations could be seriously harmed.

We will not be successful if the interventional medical device community does not adopt our new products.

        During the third quarter of 2000 we commenced sales of our first product, the Duett sealing device, in the United States, which we believe represents the largest market for interventional medical devices. We have not become profitable with our sales of the Duett. In the second half of 2003, we received clearance to commence sales of four new interventional products in the United States. Our success will depend on the medical community’s acceptance of our new products. We cannot predict how quickly, if at all, the medical community will accept our new products, or, if accepted, the extent of their use. Our potential customers must:

•	believe that our products offer benefits compared to the methodologies and/or devices that they are currently using;

•	use our products and obtain acceptable clinical outcomes;

•	believe that our products are worth the price that they will be asked to pay; and

•	be willing to commit the time and resources required to change their current methodology.

        Because we have only very recently commenced sales of our D-Stat Dry hemostatic bandage, Pronto extraction catheter, Vari-Lase endovenous laser and D-Stat Radial hemostat band products, we have no ability to predict the level of sales of these products. If we encounter difficulties in growing our sales of our new medical devices in the United States, our business will be seriously harmed.

We have limited working capital to pursue our business.

        On December 31, 2003, we had $5.9 million in cash, cash equivalents and marketable securities and a working capital of $9.2 million. During 2003, our operating activities resulted in the use of $10.9 million of cash. On March 9, 2004, we sold 888,900 common shares at a purchase price of $6.75 in a private offering and raised $5.6 million in cash, net of fees and expenses. While we believe that during 2004 our working capital requirements will decrease due to sales of our new products, there can be no assurance that our existing working capital will be sufficient to satisfy our working capital needs. If our sales do not increase, or if we encounter unexpected expenses, we will need to raise additional working capital. We have no commitments for additional funding and so our ability to meet our long-term liquidity needs is uncertain. If we raise additional funds through the issuance of equity securities, our shareholders may experience significant dilution. Furthermore, additional financing may not be available when needed or, if available, financing may not be on terms favorable to us or our shareholders. If financing is not available when required or is not available on acceptable terms, we may be unable to develop or market our products or take advantage of business opportunities or may be required to significantly curtail our business operations.

We have incurred losses and we may not be profitable in the future.

        Since we commenced operations in February 1997, we have incurred net losses primarily from costs relating to the development and commercialization of our Duett sealing device and new products. At December 31, 2003, we had an accumulated deficit of $59.7 million. We expect to continue to significantly invest in our sales and marketing, and research and development activities. Because of our plans to introduce new products and expand our commercialization, we expect to incur significant net losses through at least the first half of 2004. Our business strategies may not be successful, and we may not become profitable in any future period or at all. If we do become profitable, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may face additional intellectual property claims in the future which could prevent us from manufacturing and selling our products or result in our incurring substantial costs and liabilities.

        The interventional medical device industry is characterized by numerous patent filings and frequent and substantial intellectual property litigation. Companies in the interventional medical device industry have employed intellectual property litigation in an attempt to gain a competitive advantage. We have been subject to two intellectual property lawsuits concerning our Duett sealing device. Although we have settled both of these intellectual property lawsuits, it is possible that additional claims relating to the Duett could be brought in the future. In addition, while we do not believe that any of our new products infringes any existing patent, it is highly likely that we will become subject to intellectual property claims with respect to our new products in the future. Intellectual property litigation in recent years has proven to be very complex, and the outcome of such litigation is difficult to predict.

        An adverse determination in any intellectual property litigation or interference proceedings could prohibit us from selling a product, subject us to significant liabilities to third parties or require us to seek licenses from third parties. The costs associated with these license arrangements may be substantial and could include ongoing royalties. Furthermore, the necessary licenses may not be available to us on satisfactory terms, if at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling a product.

        Our defense of intellectual property claims filed in the future, regardless of the merits of the complaint, could divert the attention of our technical and management personnel away from the development and marketing of our products for significant periods of time. The costs incurred to future claims could be substantial and seriously harm us, even if our defense is ultimately successful.

The loss of, or interruption of supply from, key vendors, including our single source supplier of thrombin, could limit our ability to manufacture our products.

        We purchase components used in our products from various suppliers and rely on a single source for the thrombin component of our Duett sealing device and D-Stat products. There are currently no FDA-approved alternative suppliers of thrombin. Our current supply agreement with our thrombin vendor extends through May 2005, and there are no assurances that a future agreement can be negotiated, or that any future agreement would be on similar terms. Because it requires FDA approval, establishing additional or replacement suppliers for thrombin would require a lead-time of at least two years and would involve significant additional costs. Any supply interruption from our vendor of thrombin or from any other key vendor, or the failure by us to engage alternative vendors may limit our ability to manufacture our Duett and D-Stat products and could therefore seriously harm our business.

Our future operating results are difficult to predict and may vary significantly from quarter to quarter, which may adversely affect the price of our common stock.

        The limited history of our sales and our history of losses make prediction of future operating results difficult. You should not rely on our past revenue growth as any indication of future growth rates or operating results. The price of our common stock will likely fall in the event that our operating results do not meet the expectations of analysts and investors. Comparisons of our quarterly operating results are an unreliable indication of our future performance because they are likely to vary significantly based on many factors, including:

•	the level of sales of our products in the United States market;

•	our ability to introduce new products and enhancements in a timely manner;

•	the demand for and acceptance of our products;

•	the success of our competition and the introduction of alternative products;

•	our ability to command favorable pricing for our products;

•	the growth of the market for our devices;

•	the expansion and rate of success of our direct sales force in the United States and our independent distributors internationally;

•	actions relating to ongoing FDA compliance;

•	the effect of intellectual property disputes;

•	the size and timing of orders from independent distributors or customers;

•	the attraction and retention of key personnel, particularly in sales and marketing, regulatory, manufacturing and research and development;

•	unanticipated delays or an inability to control costs;

•	general economic conditions as well as those specific to our customers and markets; and

•	seasonal fluctuations in revenue due to the elective nature of some procedures.

We may face product liability claims that could result in costly litigation and significant liabilities.

        The manufacture and sale of medical products entail significant risk of product liability claims. The medical device industry in general has been subject to significant medical malpractice litigation. Any product liability claims, with or without merit, could result in costly litigation, reduced sales, cause us to incur significant liabilities and divert our management’s time, attention and resources. Because of our limited operating history and lack of experience with these claims, we cannot be sure that our product liability insurance coverage is adequate or that it will continue to be available to us on acceptable terms, if at all.

The market for interventional medical devices is highly competitive and will likely become more competitive, and our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements that may render our products obsolete.

        The existing market for interventional medical devices is intensely competitive. We expect competition to increase further as companies develop new products and/or modify their existing products to compete directly with ours. The primary competitors for our Duett sealing device are Abbott Laboratories (through its subsidiary Abbott Vascular), Datascope Corp. and St. Jude Medical, Inc., which sells a product developed by Kensey Nash Corporation. Each of our new products encounters competition from at least several medical device companies, including Medtronic Inc. and AngioDynamics Corporation. Each of these companies has:

•	better name recognition;

•	broader product lines;

•	greater sales, marketing and distribution capabilities;

•	significantly greater financial resources;

•	larger research and development staffs and facilities; and

•	existing relationships with some of our potential customers.

        We may not be able to effectively compete with these companies. In addition, broad product lines may allow our competitors to negotiate exclusive, long-term supply contracts and offer comprehensive pricing for their products. Broader product lines may also provide our competitors with a significant advantage in marketing competing products to group purchasing organizations and other managed care organizations that are increasingly seeking to reduce costs through centralized purchasing. Greater financial resources and product development capabilities may allow our competitors to respond more quickly to new or emerging technologies and changes in customer requirements that may render our products obsolete.

Our international sales are subject to a number of risks that could seriously harm our ability to successfully commercialize our products in any international market.

        Our international sales are subject to several risks, including:

•	the ability of our independent distributors to sell our products;

•	the impact of recessions in economies outside the United States;

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	unexpected changes in regulatory requirements, tariffs or other trade barriers;

•	weaker intellectual property rights protection in some countries;

•	potentially adverse tax consequences; and

•	political and economic instability.

        The occurrence of any of these events could seriously harm our future international sales and our ability to successfully commercialize our products in any international market.

We have limited manufacturing experience and may encounter difficulties in our manufacturing operations which could seriously harm our business.

        We have limited experience in manufacturing our products. In particular, we have very limited experience in lyophilization, which is a key manufacturing step for our D-Stat Dry hemostatic bandage. We believe our facilities are adequate for our projected production of our products for the foreseeable future, but future facility requirements will depend largely on future sales of our products in the United States. We may encounter unforeseen difficulties in expanding our production of our new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel, compliance with FDA regulations and requirements regarding good manufacturing practices, and the need for further regulatory approval of new manufacturing processes. Difficulties encountered by us in expanding and maintaining our manufacturing capabilities could seriously harm our business.

Our business and results of operations may be seriously harmed by changes in third-party reimbursement policies.

        We could be seriously harmed by changes in reimbursement policies of governmental or private healthcare payors, particularly to the extent any changes affect reimbursement for catheterization procedures in which our products are used. Failure by physicians, hospitals and other users of our products to obtain sufficient reimbursement from healthcare payors for procedures in which our products are used or adverse changes in governmental and private third-party payors’ policies toward reimbursement for such procedures would seriously harm our business.

        In the United States, healthcare providers, including hospitals and clinics that purchase medical devices such as our products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of catheterization procedures. Any changes in this reimbursement system could seriously harm our business.

        In international markets, acceptance of our products is dependent in part upon the availability of reimbursement within prevailing healthcare payment systems. Reimbursement and healthcare payment systems in international markets vary significantly by country. Our failure to receive international reimbursement approvals could have a negative impact on market acceptance of our products in the markets in which these approvals are sought.

Our products and our manufacturing activities are subject to extensive governmental regulation that could prevent us from selling our products in the United States or introducing new and improved products.

        Our products and our manufacturing activities are subject to extensive regulation by a number of governmental agencies, including the FDA and comparable international agencies. We are required to:

•	obtain the clearance of the FDA and international agencies before we can market and sell our products;

•	satisfy these agencies' content requirements for all of our labeling, sales and promotional materials; and

•	undergo rigorous inspections by these agencies.

        Compliance with the regulations of these agencies may delay or prevent us from introducing any new model of our existing products or other new products. Furthermore, we may be subject to sanctions, including temporary or permanent suspension of operations, product recalls and marketing restrictions if we fail to comply with the laws and regulations pertaining to our business.

        We are also required to demonstrate compliance with the FDA’s quality system regulations. The FDA enforces its quality system regulations through pre-approval and periodic post-approval inspections. These regulations relate to product testing, vendor qualification, design control and quality assurance, as well as the maintenance of records and documentation. If we are unable to conform to these regulations, the FDA may take actions which could seriously harm our business. In addition, government regulation may be established that could prevent, delay, modify or rescind regulatory clearance or approval of our products.

Our charter documents and Minnesota law may discourage and could delay or prevent a takeover of our company.

        Provisions of our articles of incorporation, bylaws and Minnesota law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions include the following:

•	No cumulative voting by shareholders for directors;

•	The ability of our board to set the size of the board of directors, to create new directorships and to fill vacancies;

•	The ability of our board, without shareholder approval, to issue preferred stock, which may have rights and preferences that are superior to our common stock;

•	The ability of our board to amend the bylaws; and

•	Restrictions under Minnesota law on mergers or other business combinations between us and any holder of 10% or more of our outstanding common stock.

ABOUT VASCULAR SOLUTIONS, INC.

        Vascular Solutions, Inc., a Minnesota corporation, was founded in 1997 to develop a proprietary vascular sealing device. In June of 2000, the FDA approved the pre-market application for the sale of the Duett sealing device in the United States. More than 150,000 clinical deployments of the Duett sealing device have been performed to date with excellent clinical results.

        Since introducing the Duett sealing device to the U.S. market, Vascular Solutions has developed additional products for the interventional cardiologist and interventional radiologist. The Company launched the Diagnostic Duett in December 2001, and launched the D-Stat flowable hemostat in February 2002. In April 2002, Vascular Solutions acquired the Acolysis intravascular ultrasound thrombolysis system, which is currently sold in international markets for the lysis of blood clots and plaque in peripheral arteries. In June 2003, the Company launched the Vari-Lase endovenous procedure kit for the non-surgical treatment of varicose veins. In August 2003, the Company introduced the Pronto Extraction Catheter to the European market. In September 2003, the Company introduced the D-Stat Dry hemostatic bandage and the D-Stat Radial hemostat band. Both products are based on Vascular Solution’s proprietary procoagulant to control active bleeding.

        Vascular Solutions is focused on growing its medical device business through delivering unique clinical solutions to unmet needs in vascular interventions.

        Our principal executive offices are located at 6464 Sycamore Court, Minneapolis, Minnesota 55369 and our telephone number is (763) 656-4300.

SELLING SHAREHOLDERS

        The shares listed below were acquired by the selling shareholders pursuant to Stock Purchase Agreements, dated March 3, 2004, between each selling shareholder and us. The Stock Purchase Agreement contained customary representations and warranties of the Company and each purchaser, as well as a covenant by the Company to register the resale of the shares being purchased thereunder pursuant to a registration statement on Form S-3. The sale by Vascular Solutions and purchase by the selling shareholders of the shares listed below was completed on March 9, 2004. The purchase price was $6.75 per share. The shares of our common stock held by the selling shareholders are being registered for resale by the selling shareholders from time to time. See “Plan of Distribution.” As of March 31, 2004, 13,930,500 shares of our common stock were issued and outstanding.

        The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our common stock as well as the number of shares of our common stock they may sell pursuant to this prospectus.

Name	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares of Common Stock Beneficially Owned After the Offering(2)
Deephaven Small Cap Growth Fund LLC(3)	296,300	296,300	0
Iroquois Capital L.P.(4)	45,930	45,930	0
Millennium Partners, L.P.(5)	222,200	222,200	0
SF Capital Partners Ltd(6)	222,200	222,200	0
Vertical Ventures, LLC(7)	102,270	102,270	0

Total	888,900	888,900	0

(1)

This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Assumes the sale of all of the shares offered by this prospectus.

(3)

Deephaven Small Cap Growth Fund LLC is a private investment fund that is owned by all of its investors and managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC, of which Mr. Colin Smith is the Chief Executive Officer, has voting and investment control over the shares that are owned by Deephaven Small Cap Growth Fund LLC. Deephaven Small Cap Growth Fund LLC is not a broker-dealer, but it is an indirect subsidiary of Knight Trading Group, Inc., which is affiliated with one or more broker-dealers. Deephaven Small Cap Growth Fund LLC has certified that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(4)	Joshua Silverman has voting control and investment decision over securities held by Iroquois Capital L.P. Mr. Silverman disclaims beneficial ownership of the shares held by Iroquois Capital L.P.

(5)

Millennium Management, LLC, a Delaware limited liability company, is the managing partner of Millennium Partners, L.P., a Cayman Islands exempted company, and consequently has voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the sole managing member of Millennium Management, LLC. As a result, Mr. Englander may be considered the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, LLC. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, LLC or Mr. Englander as to beneficial ownership of the shares owned by Millennium Partners. Millennium Partners, L.P. owns directly or indirectly Millenco, L.P., Millennium Trading Co., L.P., and Millennium Funding Associates, LLC., Incorporated and may be deemed to be an affiliate, either through common ownership or common control, of Israel A. Englander & Co., each of which is a registered broker-dealer. Millennium Partners, L.P. has certified that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(6)

Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company (“Staro”), which acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all of the shares owned by SF Capital Partners Ltd. SF Capital Partners Ltd. is affiliated, either through common ownership or common control, with Reliant Trading and Shepherd Trading Limited, each of which is a registered broker-dealer. SF Capital Partners Ltd. has certified that (i) it purchased the shares in the ordinary course of business, and (ii) at the time of purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute such shares.

(7)	Joshua Silverman has voting control and investment decision over securities held by Vertical Ventures, LLC. Mr. Silverman disclaims beneficial ownership of the shares held by Vertical Ventures, LLC.

PLAN OF DISTRIBUTION

        We are registering these shares on behalf of the selling shareholders. As used in this prospectus, the term “selling shareholders” includes donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders will offer and sell the shares to which this prospectus relates for their own accounts. We will not receive any proceeds from the sale of the shares. We will bear all fees and expenses in connection with the registration of the shares. Fees and expenses of any attorneys or other advisors retained by the selling shareholders in connection with the registration shall be borne by the selling shareholders.

        The selling shareholders may offer and sell the shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in transactions directly with market makers or in privately negotiated transactions, through put or call option transactions, through short sales, or a combination of these methods of sale, at prices relating to prevailing market prices or at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the shares. As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling shareholders regarding the sale of their shares, nor are we aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders. There is no assurance that the selling shareholders will sell any or all of the shares that they offer.

        The selling shareholders and any brokers or dealers who participate in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions received by them and any profits realized by them on the resale of shares may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that their sales in the market must comply with the requirements of the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

        The selling shareholders may also resell all or a portion of these shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

        Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed if required.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on Form 10-K for the year ended December 31, 2003, as set forth in their reports, which is incorporated by reference in this prospectus. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the issuance of shares of common stock offered by us in this offering will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding the Company, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC’s public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC’s web site at http://www.sec.gov.

        The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling shareholders sell all of the shares or the earlier termination of this offering:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003;

•	our current reports on Form 8-K filed on March 5, 2004 and March 10, 2004; and

•	the description of our common stock contained in the registration statement on Form 8-A filed on October 12, 1999, including any amendments or reports filed for the purpose of updating that description.

        You may request a free copy of any of the above filings by writing or calling: James Hennen, Vascular Solutions, Inc., 6464 Sycamore Lane, Minneapolis, MN 55369, (763) 656-4300.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

888,900 SHARES

VASCULAR SOLUTIONS, INC.

COMMON STOCK

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PROSPECTUS
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April 16, 2004